Exhibit 99.1

Letter to Plastic2Oil Stockholders from Richard Heddle, Chief Executive Officer

NIAGARA FALLS, NY, September 15, 2015 (GLOBENEWSWIRE)

To our valued Plastic2Oil, Inc. (PTOI) stockholders:

As we head into the fall, I want to share with you a number of important updates concerning Plastic2Oil. Before doing so, I want to say that I appreciate the consistent outreach to the Company and the support we get from stockholders as we move forward with our strategic plan to sell Plastic2Oil® processors and license Plastic2Oil® technology in collaboration with several venture partners.

Madison County, NY Project

First, we are happy to announce that one of the projects we are considering for the Northeastern U.S. region is with Madison County, New York. Together with EcoNavigation (“EcoNav”), we are currently working to complete a deal that may provide for the sale and installation of up to six processors in Madison County. The project is subject to EcoNav obtaining suitable financing, which is presently in the final stages.

You might be interested to know that earlier this year, we received a letter from Madison County to Plastic2Oil, which states in relevant part, “Madison County has long been aware of the P2O technology and is excited to see a project established at the ARE (Agriculture and Renewal Energy) Park, as it is consistent [with] our concept and goals of future projects.”

In addition, we remain optimistic about negotiations surrounding several additional potential projects, each of which could lead to the sale or licensing and installation of several processors. Due to the size and scope of the potential projects, the task of due diligence is extremely robust. We are, however, making measurable progress but, of course, there can be no assurances that these potential projects will be completed. The scope of work we are doing with EcoNav has expanded beyond the initial deal, which we announced several months ago, and we will work with EcoNav to amend our agreements as necessary to accommodate the further opportunities.

Annual Meeting of Stockholders

It was our expectation earlier in the year to consummate one of these deals before the fall and to then hold our Annual General Meeting (“AGM”). However, we will be temporarily postponing our AGM until we are in the closing stages of a deal in order to minimize distractions and prudently manage our working capital.

Infrastructure Improvements

Over the past few months we have invested into infrastructure upgrades and repairs in order to increase support for Processor #3, e.g. “our showcase processor used to demonstrate P2O capabilities to potential customers.” Our focus has been the main plant and surrounding framework, the chiller and the laboratory. We rebuilt the laboratory (“lab”) to enable high volume testing of plastics, used oils and fuels. Our lab equipment now includes: Gas Chromatographs, an Electron Capture Detector for used oil testing, an Atomic Absorption Spectrometer for used oil metals testing, automatic flash and pour point testers, distillation equipment, sulfur and silicon testing, and all other relevant support equipment. We follow accepted industry testing standards, including ASTM (American Society for Testing and Materials), ISO (International Organization for Standardization), IP (Ingress Protection), and others. Our lab staff is skilled in hydrocarbon-related quality control, and the equipment has been calibrated after being idle for two years.

Recent Press

Our Company was recently mentioned in a press release by Future Market Insights and was referred to as a “key player in the United States plastic-to-fuel market.”

Here is a link to the press release:

http://www.reuters.com/article/2015/06/02/ny-future-market-insight-idUSnBw026323a+100+BSW20150602

We continue to make progress on our main objective of selling Plastic2Oil processors, which we expect to result in significant revenues for the Company. I remain committed to this objective and work diligently on this, as do our staff, partners and advisors.

I look forward to issuing another update as soon as material developments occur, and I’d like to again thank our stockholders for their support and input with respect to our operations and growth strategy.

Sincerely,

Richard Heddle

Chief Executive Officer

About Plastic2Oil

Plastic2Oil, Inc. (“P2O”) is an innovative North American fuel Company that transforms unsorted, unwashed waste plastic into ultra-clean, ultra-low sulphur fuel without the need for refinement. The Company’s patent-pending Plastic2Oil® (P2O®) process is a commercially viable, scalable proprietary process designed to provide immediate economic benefit for industry, communities and government organizations with waste plastic recycling challenges. For further information, please visit www.plastic2oil.com.

With its revolutionary P2O technology, P2O has pioneered a process that has the ability to change the way the world handles waste plastic and plastic recycling. P2O is committed to environmental sustainability by diverting plastic waste from landfill and potential incineration.

The Company is also committed to the creation of green employment opportunities and a reduction in the cost of plastic recycling programs for municipalities and business.

U.S. investors can find current financial disclosure and Real-Time Level 2 quotes at http://www.otcmarkets.com/stock/PTOI/quote.

FORWARD-LOOKING STATEMENTS

The information presented in this Press Release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which involve a number of risks and uncertainties. Forward-looking statements include, but are not limited to, statements with respect to management’s current beliefs, plans, strategies, objectives, goals and expectations, including expectations about the future financial or operating performance of Plastic2Oil, Inc. (the “Company”) and its projects, sales, vendor and customer contracts, capital expenditures, capital needs, government regulation of the industry, environmental risks, limitations of insurance coverage, and the timing and possible outcome of regulatory matters, including the granting of patents and permits. Words such as “expect”, “anticipate”, “intend”, “attempt”, “may”, “will”, “plan”, “believe”, “seek”, “estimate”, and variations of such words and similar expressions are intended to identify such forward-looking statements. The potential risks and uncertainties that could cause actual results to differ materially from those expressed, implied or forecasted herein may include, without limitation, risks associated with general business, economic, competitive, political and social uncertainties; risks associated with changes in project parameters as plans continue to be refined; risks associated with failure of plant, equipment or processes to operate as anticipated; risks associated with accidents or labor disputes; risks associated in delays in obtaining governmental approvals or financing, or in the completion of development or construction activities; risks associated with financial leverage and the availability of capital; risks associated with the price of commodities and the inability of our Company to control commodity prices; risks associated with the regulatory environment within which our Company operates; risks associated with litigation including the availability of insurance; and risks posed by competition. The forward-looking statements in this press release are made as of the date of this press release. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

The Company urges readers of this press release to consider carefully the disclosures in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, which was filed on March 31, 2015.